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                                                                  EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            DIPLOMAT AMBASSADOR INC.

      The undersigned, Barry Budilov, hereby certifies that:

      1. He is the President of Diplomat Ambassador Inc. (the "Corporation") referred to herein.

      2. Such Corporation is a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended (the "GCL").

      3. The name of such corporation is Diplomat Ambassador Inc.

      4. The date on which the original Certificate of Incorporation of such Corporation was filed with the Secretary of State of the State of Delaware is May 3, 1995.

      5. This Amended and Restated Certificate of Incorporation (i) amends the certificate of such Corporation so as to change the authorized number of directors of such Corporation, to authorize the issuance of preferred stock, to increase and change the authorized capital stock and to effect a stock split,
(ii) amends the certificate of incorporation of such Corporation so as to change the name of such Corporation to Ambassador Eyewear Group, Inc., and (iii) integrates into one instrument all of the provisions of such Certificate of Incorporation, as so amended, which are effective and operative.

      6. This Amended and Restated Certificate was duly adopted effective June 18, 1997, in accordance with Sections 241, 245 and 228 of the GCL and the applicable provisions of such Certificate of Incorporation by the unanimous written consent of the members of the Board of Directors of the Corporation in accordance with Section 141(f) of the GCL and by Stockholders
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owning a majority of the outstanding shares of Common Stock of the Corporation in accordance with Section 228.

            The provisions of such Certificate of Incorporation, as so amended and restated, are as follows:

      FIRST:      NAME

                  The name of this corporation is Ambassador Eyewear Group, Inc. (the "Corporation").

      SECOND:     ADDRESS

                  The address, including the street number, street, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation is Corporation Service
Company.

      THIRD:      PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation of Law of the State of Delaware, as amended.

      FOURTH:     CAPITAL STOCK

                  The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Eleven million (11,000,000), of which Ten million (10,000,000) shall be common stock, par value $.01 per share (the " Common Stock"), and One million (1,000,000) shall be preferred stock, par value $.01 per share (the "Preferred Stock").


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                  Except as provided in the next sentence, each share of Common
Stock, par value $.01 per share, of the Corporation outstanding immediately prior to the time of filing of this Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation) with the Secretary of State of the State of Delaware (the "Effective Time") shall, without any action by the holder thereof, at the Effective Time, be changed into 1166 2/3 shares of Common Stock. Except as otherwise required pursuant to any agreement to which the Corporation is a party at the Effective Time the number of shares of Common Stock to which each stockholder is entitled as a result of such change shall be adjusted so that no fractional shares of Common Stock are issued in connection with such change.

                  Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking funds rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock, or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at anytime and from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the "Board") at the time of the vote (the "Whole Board") on such resolution or resolutions and filed with the Secretary of State of the State of Delaware.


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The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any such resolution or resolutions.

      FIFTH:      INCORPORATOR

                  The name and address of the sole incorporator is Ralph D. Mosely, Jr., 405 Lexington Avenue, New York, New York 10174.

      SIXTH:      VOTING

                  Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

      SEVENTH:    AMENDMENTS

                  The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

      EIGHTH:     DIRECTORS

                  The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all By-Laws of the Corporation.

      NINTH:      INDEMNIFICATION

                  All persons who the Corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any


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similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

      TENTH:      EXCULPATION

                  No director of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or amendment of this Article TENTH shall adversely affect any rights of any person pursuant to this Article TENTH which respect to acts or omissions occurring prior to such repeal or amendment.

      IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on this 30th day of June, 1997.


                                          Barry Budilov
                                          President and Chief Executive Officer

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